Exhibit 99.1

FOR IMMEDIATE RELEASE
April 17, 2007

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2007.

Earnings Summary
(in thousands except per share data)	1Q 2007	4Q 2006	1Q 2006
Net income	$8,022	$9,520	$9,768
Earnings per share	$0.53	$0.63	$0.65
Earnings per share (diluted)	$0.52	$0.62	$0.64

Return on average assets	1.09%	1.28%	1.36%
Return on average equity	11.33%	13.45%	15.27%
Efficiency ratio	64.68%	57.43%	58.21%

Dividends declared per share	$0.27	$0.27	$0.26
Book value per share	$18.93	$18.63	$17.30

Weighted average shares	15,191	15,154	15,011
Weighted average shares (diluted)	15,437	15,417	15,252

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to report earnings for the quarter ended March 31, 2007 of $8.0 million or $0.53 per basic share compared to $9.5 million or $0.63 per share earned during the quarter ended December 31, 2006 and $9.8 million or $0.65 per share earned during the first quarter of 2006.

First Quarter 2007 Highlights

❖
The Company had previously announced that it would elect the early adoption of Statement of Financial Accounting Standards ("SFAS") No. 159. Upon review of emerging guidance, the Company has determined that it is inappropriate for us to early adopt SFAS No. 159. Accordingly, the Company will not early adopt the standard.

❖
As previously announced, the Company has refunded its trust preferred securities and has incurred a pre-tax charge from unamortized debt issuance costs of approximately $1.9 million in the first quarter of 2007.

❖
The Company's basic earnings per share for the first quarter 2007 decreased 15.9% from prior quarter and 18.5% from prior year first quarter. In addition to the impact to earnings discussed above, the Company has also experienced continuing pressure on its net interest margin as time deposits have continued repricing in the current stable rate environment. Period over period earnings comparisons also reflect normal changes in our loan loss provision as reserve adequacy is reviewed on a quarterly basis.

❖
As anticipated by management, the Company's net interest margin decreased 11 basis points from prior quarter and 20 basis points from prior year first quarter as the Company continues operating within the inverted yield curve environment.

❖	The Company’s average earning assets for the quarter ended March 31, 2007 increased 1.7% over the quarter ended December 31, 2006 and 3.2% from the quarter ended March 31, 2006.

❖	The Company's investment portfolio increased an annualized 10.6% from prior quarter but decreased 9.1% from March 31, 2006.

❖	The Company's loan portfolio grew at an annualized rate of 0.8% during the quarter and 3.3% from March 31, 2006.

❖
Nonperforming loans as a percentage of total loans at March 31, 2007 were 0.83% of total loans, an increase of $3.7 over prior quarter and a $2.0 million increase from same period prior year. The increase in nonperforming loans is primarily in smaller commercial loans with collateral. These loans are reviewed for impairment and specific reserves are established when appropriate.

❖	Return on average assets for the quarter ended March 31, 2007 was 1.09% compared to 1.28% and 1.36% for prior quarter and prior year first quarter, respectively.

❖	Our return on average shareholders' equity for the quarter ended March 31, 2007 was 11.33% compared to 13.45% for the fourth quarter 2006 and 15.27% for the first quarter 2006.

❖	CTBI's efficiency ratio for the quarter was 64.68% compared to 57.43% and 58.21% for prior quarter and prior year first quarter, respectively.

Net Interest Income

As interest rates have stabilized, our net interest margin has continued to compress as expected. Our net interest margin for the first quarter 2007 was 3.84% compared to 3.95% for the fourth quarter 2006 and 4.04% for the first quarter 2006.

Net interest income decreased 3.2% from prior quarter and 1.8% from prior year. Average earning assets increased to $2.8 billion from $2.7 billion for the quarters ended December 31, 2006 and March 31, 2006, respectively. Average earning assets as a percentage of total assets of 92.7% have remained relatively stable compared to prior quarter and prior year first quarter of 92.4% and 92.3% respectively.

Noninterest Income

Noninterest income for the quarter was a decrease of 0.9% from the quarter ended December 31, 2006, but an increase of 9.8% from prior year first quarter. The increases in loan related fees and trust revenue from prior quarter were offset by decreases in deposit service charges and nonrecurring revenue items.

Noninterest Expense

Noninterest expense increased 9.7% over prior quarter and 12.0% over prior year first quarter as a result of the charge from unamortized debt issuance costs with the redemption of trust preferred securities.

Balance Sheet Review

The Company’s total assets grew $129 million or 4.3% from prior quarter and prior year first quarter. The growth in assets included $59.5 million in temporary funds related to a timing difference with the refinance of our trust preferred capital securities. Loans outstanding at March 31, 2007 were $2.2 billion reflecting a $4.0 million, annualized 0.8%, increase during the quarter. Deposits, including repurchase agreements, increased $58.7 million, an annualized 9.5%, during the quarter. The growth in deposits after funding of loans resulted in an increase in our investment portfolio of $12.9 million during the quarter, and federal funds sold increased $130.4 million, including the $59.5 million discussed above.

Shareholders’ equity of $287.8 million on March 31, 2007 was an annualized increase of 7.8% from the $282.4 million on December 31, 2006 and a 10.8% increase from the $259.8 million on March 31, 2006.

Asset Quality

Nonperforming loans at March 31, 2007 were $17.9 million compared to $14.2 million at December 31, 2006 and $16.0 million at March 31, 2006. The increase in nonperforming loans was primarily smaller commercial loans with collateral that are individually reviewed with specific reserves established when appropriate.

Foreclosed properties at March 31, 2007 of $3.5 million are a $1.0 million decrease from the $4.5 million on December 31, 2006 and a $1.5 million decrease from the $5.0 million on March 31, 2006.

Net loan charge-offs for the quarter of $0.9 million, or 0.17% of average loans annualized, was a decrease of 45.3% from prior quarter and 33.5% from prior year first quarter. Reflective of the improvement in net charge-offs, our reserve for losses on loans as a percentage of total loans outstanding at March 31, 2007 decreased to 1.25% from the 1.27% at December 31, 2006 and the 1.34% at March 31, 2006.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by the Company of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect the Company’s results. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.1 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northeast, central, and south central Kentucky, five banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2007
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Interest income	$49,179	$49,234	$44,388
Interest expense	23,289	22,496	18,031
Net interest income	25,890	26,738	26,357
Loan loss provision	470	1,200	-

Gains on sales of loans	296	380	304
Deposit service charges	4,804	5,081	4,552
Trust revenue	1,199	1,074	881
Loan related fees	1,021	700	624
Other noninterest income	1,178	1,337	1,382
Total noninterest income	8,498	8,572	7,743

Personnel expense	11,114	11,607	10,965
Occupancy and equipment	2,989	2,779	2,986
Amortization of core deposit intangible	159	158	159
Other noninterest expense	8,234	5,962	5,967
Total noninterest expense	22,496	20,506	20,077

Net income before taxes	11,422	13,604	14,023
Income taxes	3,400	4,084	4,255
Net income	$8,022	$9,520	$9,768

Memo: TEQ interest income	$49,571	$49,631	$44,778

Average shares outstanding	15,191	15,154	15,011
Basic earnings per share	$0.53	$0.63	$0.65
Diluted earnings per share	$0.52	$0.62	$0.64
Dividends per share	$0.27	$0.27	$0.26

Average balances:
Loans, net of unearned income	$2,165,510	$2,160,249	$2,096,842
Earning assets	2,774,634	2,727,043	2,687,976
Total assets	2,994,557	2,951,213	2,912,275
Deposits	2,358,675	2,328,294	2,274,582
Interest bearing liabilities	2,260,472	2,220,325	2,186,119
Shareholders' equity	287,218	280,707	259,398

Performance ratios:
Return on average assets	1.09%	1.28%	1.36%
Return on average equity	11.33%	13.45%	15.27%
Yield on average earning assets (tax equivalent)	7.25%	7.22%	6.76%
Cost of interest bearing funds (tax equivalent)	4.18%	4.02%	3.34%
Net interest margin (tax equivalent)	3.84%	3.95%	4.04%
Efficiency ratio (tax equivalent)	64.68%	57.43%	58.21%

Loan charge-offs	$1,650	$2,413	$2,361
Recoveries	(731)	(733)	(979)
Net charge-offs	$919	$1,680	$1,382

Market Price:
High	$41.50	$42.59	$35.90
Low	33.87	36.51	30.60
Close	36.23	41.53	33.90

	As of	As of	As of
	March 31, 2007	December 31, 2006	March 31, 2006

Assets:
Loans, net of unearned	$2,171,484	$2,167,458	$2,101,236
Loan loss reserve	(27,077)	(27,526)	(28,124)
Net loans	2,144,407	2,139,932	2,073,112
Loans held for sale	893	1,431	1,367
Securities AFS	440,587	425,851	484,323
Securities HTM	38,655	40,508	46,690
Other equity investments	28,032	28,027	26,999
Other earning assets	195,968	65,043	78,307
Cash and due from banks	78,324	94,336	83,804
Premises and equipment	55,148	55,665	57,695
Goodwill and core deposit intangible	67,452	67,610	66,550
Other assets	49,320	51,358	50,787
Total Assets	$3,098,786	$2,969,761	$2,969,634

Liabilities and Equity:
NOW accounts	$14,910	$18,107	$19,762
Savings deposits	698,783	669,263	634,302
CD's >=$100,000	447,914	438,080	417,464
Other time deposits	796,402	785,723	775,094
Total interest bearing deposits	1,958,009	1,911,173	1,846,622
Noninterest bearing deposits	435,023	429,994	463,169
Total deposits	2,393,032	2,341,167	2,309,791
Repurchase agreements	168,441	161,630	161,538
Other interest bearing liabilities	219,614	158,526	216,051
Noninterest bearing liabilities	29,901	26,063	22,422
Total liabilities	2,810,988	2,687,386	2,709,802
Shareholders' equity	287,798	282,375	259,832
Total Liabilities and Equity	$3,098,786	$2,969,761	$2,969,634

Ending shares outstanding	15,203	15,158	15,015
Memo: Market value of HTM securities	$37,371	$39,015	$44,531

90 days past due loans	$4,270	$4,294	$4,148
Nonaccrual loans	13,605	9,863	11,072
Restructured loans	55	66	733
Foreclosed properties	3,514	4,524	4,962

Tier 1 leverage ratio	9.62%	9.58%	9.01%
Tier 1 risk based ratio	12.11%	12.21%	11.28%
Total risk based ratio	13.28%	13.43%	12.52%
FTE employees	1,014	1,021	1,007

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2007 and 2006 as follows:

	Three Months Ended
	March 31, 2007
	2007	2006

Net income	$8,022	$9,768

Basic earnings per share	$0.53	$0.65

Diluted earnings per share	$0.52	$0.64

Average shares outstanding	15,191	15,011

Total assets (end of period)	$3,098,786	$2,969,634

Return on average equity	11.33%	15.27%

Return on average assets	1.09%	1.36%

Provision for loan losses	$470	$-

Gains on sales of loans	$296	$304